EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT
                       LIGAND PHARMACEUTICALS INCORPORATED
                              LIST OF SUBSIDIARIES


Name                                               Jurisdiction of Incorporation
--------                                           -----------------------------
Glycomed Incorporated                                      California
Allergan Ligand Retinoid Therapeutics, Inc.                Delaware
Ligand Pharmaceuticals International, Inc.                 Delaware
Ligand JVR, Inc.                                           Delaware
Seragen Incorporated                                       Delaware
Seragen Technology, Inc.                                   Delaware
Ligand Pharmaceuticals (Canada) Incorporated               Saskatchewan, Canada
Ligand Pharmaceuticals UK Limited                          United Kingdom